Exhibit 10.35

Certain identified information has been excluded
from the exhibit because it is both not material and
is the type that the registrant treats as confidential

SETTLEMENT AGREEMENT AND RELEASE
This settlement agreement and release (the “Agreement”) is made as of this 29th day of December, 2022 (the “Effective Date”), by and among Ambac Assurance Corporation (“Ambac”) and Nomura Credit & Capital, Inc. (“NCCI”), to resolve all disputes in any way related to the Covered Securities and the Action (each as defined below). Ambac and NCCI are each a “Party” and, together, the “Parties” to this Agreement.
WHEREAS, the Parties are presently parties to the action titled Ambac Assurance Corporation et al. v. Nomura Credit & Capital Inc. et al., Index No. 651359/2013 (Sup. Ct. N.Y. Cnty.) (the “Action”);
WHEREAS, NCCI denies all allegations made by Ambac and any liability in the Action;
WHEREAS, the Parties wish to settle, compromise and finally resolve all disputes between them arising from Ambac’s provision of financial guaranty insurance for, ownership of, and all interests in the Covered Securities and the Covered Trusts (each as defined below) without the burden, distraction, expense, and uncertainty of further litigation on the terms set forth herein; and
WHEREAS, subject to the terms set forth herein, Ambac agrees to dismiss the Action with prejudice;
NOW, THEREFORE, in consideration of the promises and undertakings set forth herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
CERTAIN DEFINITIONS
1.As used in this Agreement, the following terms shall have the following meanings:
a.“Affiliate” means with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person, including parents, divisions, subsidiaries, and managed funds. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
b.“Ambac Released Parties” means Ambac, any past or present subsidiary or Affiliate thereof, and the Segregated Account of Ambac (the “Segregated Account”), together with their respective predecessors, successors, divisions and assigns, and, solely in their capacities as such, any and all present or former officers, directors, managers, employees, agents, attorneys, and representatives of any of the foregoing.
c.“Covered Securities” means any residential mortgage-backed securities that were issued in connection with the Covered Trusts.
d.“Covered Trusts” means the NAAC 2007-1 Trust and the NAAC 2007-3 Trust.
e. “Insurance Policies” means any and all financial guaranty insurance policies issued by Ambac in connection with the Covered Securities and Covered Trusts.
f.“NAAC 2007-1 Trust” means the Nomura Asset Acceptance Corporation, Alternative Loan Trust, Series 2007-1.
g.“NAAC 2007-3 Trust” means the Nomura Asset Acceptance Corporation, Alternative Loan Trust, Series 2007-3.
h.“NCCI Released Parties” means NCCI and any past or present subsidiary or Affiliate of NCCI, together with their respective predecessors, successors, divisions and assigns, and, solely in their capacities as such, any and all present or former officers, directors, managers, employees, agents, attorneys, and representatives of any of the foregoing.
i.“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, trust, firm, fund, or other entity, including a governmental authority.
j.“Released Claims” means any claims concerning and/or relating to the Insurance Policies, the Covered Trusts, the Covered Securities, and/or the mortgage loans included in the Covered Trusts, including all demands to cure or repurchase, disputes, liabilities, losses, debts, fees, costs, expenses, obligations, demands, damages, rights, claims, and causes of action of any kind or nature whatsoever, whether asserted or unasserted, known or Unknown, suspected or unsuspected, fixed or contingent, accrued or unaccrued, in contract, tort, or otherwise, arising under law or equity. Notwithstanding anything in this Agreement to the contrary, Released Claims shall not include any claim or cause of action (x) arising under this Agreement or (y) in favor of NCCI against Ambac pertaining to Ambac’s obligation to pay any and all valid and noticed claims as and when due under the Insurance Policies after the Effective Date.
k.The inclusion of “Unknown” claims means that the definition of Released Claims includes claims that a Party does not know or suspect to exist in its favor at the time of the releases given under this Agreement, which if known by it might have affected its decisions with respect to the matters released herein. With respect to any and all Released Claims, the Parties stipulate and agree that upon the Effective Date, the Parties expressly waive, and each of the Ambac Released Parties and the NCCI Released Parties shall be deemed to have waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The Parties acknowledge, and the Ambac Released Parties and the NCCI Released Parties by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown” claims in the definition of Released Claims was separately bargained for and was an essential element of this Agreement.
THE SETTLEMENT CONSIDERATION
2.NCCI shall pay to Ambac the sum of One Hundred and Forty Million U.S. Dollars ($140,000,000) (the “Settlement Amount”), in full and complete settlement of the Released Claims, to be wired to the account or accounts designated in writing by Ambac, within ten (10) business days following the later of (i) the Effective Date, and (ii) receipt by NCCI from Ambac of an executed Form W-9 and all wire and payment instructions needed to effectuate transfer of the funds.
SCOPE AND EFFECT OF SETTLEMENT
3.The obligations incurred pursuant to this Agreement shall be in full and final disposition and release of Ambac’s claims in the Action and any and all Released Claims.
4.Effective upon payment of the Settlement Amount, Ambac, on behalf of itself and each of the Ambac Released Parties, hereby irrevocably and unconditionally grants a full, final, and complete release, waiver, and discharge of all Released Claims to the NCCI Released Parties. Effective upon payment of the Settlement Amount, NCCI, on behalf of itself and each of the NCCI Released Parties, hereby irrevocably and unconditionally grants a full, final, and complete release, waiver, and discharge of all Released Claims to the Ambac Released Parties.
5.Ambac agrees not to directly or indirectly sponsor, endorse, or support, or to act as part of a quorum of certificate holders to direct, any action seeking any recovery against any of the NCCI Released Parties with respect to any Released Claim.

DISMISSAL OF CLAIMS
6.Within two (2) business days after payment of the Settlement Amount, the Parties shall execute and Ambac shall file in the Action a Stipulation of Dismissal, substantially in the form attached hereto as Exhibit A. Ambac shall also take all other steps as necessary to effect dismissal of the Action in its entirety and all claims asserted therein with prejudice.
CERTAIN REPRESENTATIONS AND WARRANTIES
7.Each Party hereby makes the following representations and warranties for the benefit of the other Party:
a.Each Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized. It has the requisite corporate or other power and authority to carry on its business as now conducted. It has the corporate or other power and authority necessary to execute, deliver, and perform its obligations under this Agreement, and to complete the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action. This Agreement constitutes the legal, valid, and binding obligations of it, enforceable against it in accordance with its terms.
b.Each Party is not entering into this Agreement with the intent of hindering, delaying, or defrauding any of its respective current or future creditors and it believes it is receiving reasonable equivalent value for the consideration it is providing pursuant to this Agreement.

c.Each Party has made such investigation of the facts pertaining to this settlement and this Agreement and of all the matters pertaining thereto as it deems necessary.

d.Each Party has read this Agreement and understands the contents hereof, and it has executed this Agreement voluntarily and without duress or undue influence on the part of or on behalf of any other Party.

e.No consent of a government agency, authority or other third party (including, but not limited to, approvals, licenses, registrations, or declarations) is required in connection with each Parties’ execution, delivery, or performance of this Agreement other than such consents as have been duly obtained and are in full force and effect.
f.No Party has assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the Released Claims for which it is giving a release pursuant to this Agreement.
8.Ambac represents to NCCI that Ambac is not aware of any facts that would give rise to a Released Claim by NCCI against Ambac.

9.Ambac represents to NCCI that the Segregated Account was merged into Ambac and no longer exists. Ambac further represents that the Segregated Account has not assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the Released Claims, other than to Ambac by operation of law.

REPURCHASE DEMANDS
10.Ambac acknowledges that, upon the effectiveness of the release set forth in Section 4, it shall have provided to the NCCI Released Parties a full and final release, waiver, and discharge of all of its cure, repurchase, or “put-back” rights, if any, or claims relating to the Covered Securities, Covered Trusts, and Insurance Policies. Consistent therewith, Ambac covenants and agrees that from the date hereof, all cure, repurchase or “put-back” claims made by Ambac relating to the Covered Securities, Covered Trusts, and Insurance Policies, shall herewith be deemed withdrawn and rendered null and void. Ambac further covenants that, following the Effective Date, it will not give notice of any actual or alleged breaches of any representation and warranty made by any of the NCCI Released Parties relating to the Covered Securities, Covered Trusts, and/or Insurance Policies to any of the NCCI Released Parties or to any other Person.

11.[Omitted in reliance on Regulation S-K Item 601(b)(10)(iv)]

12. [Omitted in reliance on Regulation S-K Item 601(b)(10)(iv)]

13.[Omitted in reliance on Regulation S-K Item 601(b)(10)(iv)]

NO ADMISSION OF WRONGDOING
14.This Agreement is entered into as a compromise and for the purpose of avoiding the costs and uncertainties of litigation and does not constitute an admission by any Party of liability for any matter. Nothing in this Agreement nor any act or omission relating thereto is or shall be considered an admission, concession, acknowledgment, or determination of any alleged liability. Rather, this Agreement will have been entered into without any admission, concession, acknowledgement or determination of any liability or non-liability whatsoever and have no precedential or evidentiary value whatsoever. The Parties intend that this Agreement and its terms be subject to the full protection provided by Section 4547 of the New York Civil Practice Law and Rules, Federal Rule of Evidence 408, and all similar provisions of law (whether by statute, rule or common law of any U.S. or non-U.S. jurisdiction) that protect settlements or settlement communications.

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
15.This Agreement, as well as all discussions, correspondence, and communications of any nature whatsoever leading up to or in connection with this Agreement and this settlement (including any such discussions, correspondence, or communications exchanged under different confidentiality terms, all of which are hereby superseded), shall be “Confidential Information” for purposes of this Agreement. Confidential Information shall not be disclosed by any Party, except that, subject to the obligations described below, disclosure of such information shall be permitted in the following limited circumstances: (i) in an action by any Party to enforce the provisions of this Agreement, to the extent reasonably required for the purposes of such enforcement; (ii) to the extent legally required in response to a court order, subpoena, or other demand made in accordance with applicable law; (iii) in communications with a governmental authority having jurisdiction over such Party, so that nothing in this Agreement shall prohibit or restrict a Party or its attorney from initiating communications directly with, responding to any inquiry from, or otherwise cooperating in any criminal or other investigation or proceeding by any such administrative agency, legislative body, or regulatory authority (including any taxing authority) without notice to the other Party; (iv) to such Party’s subsidiaries, Affiliates, their respective directors, officers, external or internal agents, representatives, professional advisers, attorneys, accountants, auditors, successors, assigns, and employees, who have a need to know and are under a duty to implement appropriate measures to maintain the confidentiality, security, and integrity of such information and who have been expressly advised of the confidentiality of such information; and (v) a Party may (A) publicly disclose the Settlement Amount and material terms of this Agreement, and, (B) if required under applicable law or regulation, file this Agreement in its filings with the Securities and Exchange Commission. For the avoidance of doubt, Ambac has concluded that (a) it is required to disclose, and therefore intends to disclose, the material terms of this Agreement pursuant to clause (v)(A) of this Section and (b) it is required under applicable law or regulation, and therefore intends to, file this Agreement in its filings with the Securities and Exchange Commission pursuant to clause (v)(B) of this Section.

16.Should either Party, or either Party’s respective Affiliates, receive a request for disclosure or become required by law to disclose any Confidential Information pursuant to Section 15(ii) after the execution of this Agreement (and excluding any disclosure covered under Sections 15(i), (iii), (iv) or (v)), the Party receiving such a request shall promptly, and in no case more than five (5) business days following receipt of such a request (so long as it is legally permitted to provide such notification), notify the other Party to afford it the opportunity to object or seek a protective order prior to the disclosure of any such information.

17.For purposes of this Agreement, Confidential Information shall not include information that (i) is or becomes generally available to and known by the public other than as a result of disclosure by a Party in violation of this Agreement; (ii) becomes available to a Party from a source other than the disclosing Party, provided that the receiving Party has no knowledge that such source is prohibited from disclosing such information to the receiving Party by a contractual, legal, or fiduciary obligation; or (iii) is independently developed by a Party without reference to, or use of, the Confidential Information.

18.Each Party agrees to give reasonable notice to the other Party prior to any disclosure of Confidential Information via a filing with the Securities and Exchange Commission pursuant to Section 15(v)(B). Absent prior written consent of the other Party, each Party agrees not to issue any press release, public announcement or other public disclosure relating to this Agreement or any Party’s involvement under this Agreement or the Action that (i) characterizes this settlement in any way that suggests that the Parties have settled their differences on other than mutually acceptable terms or (ii) disparages the other Party.
19. The Parties agree that irreparable harm would result if any part of the covenants set forth in Sections 15, 16, 17 and 18 are not performed in accordance with their terms and that the non-breaching Party shall be entitled to seek an injunction or injunctions to prevent breaches of these provisions or to enforce them specifically in addition to any other remedy to which that Party is entitled at law or in equity. The Parties acknowledge that legal damages arising out of these covenants will not adequately compensate the other Party for the harm caused by any breach, including due to the uncertain risks and liabilities to which such a breach could potentially expose the non-breaching Party.

20.The Parties agree that nothing in this Agreement relieves any Party of its obligations with respect to any protective order entered into in connection with the Action. Each Party agrees to comply fully and timely with any obligation it may have under any such order to destroy or return information.
MISCELLANEOUS PROVISIONS
21.This Agreement shall not in any way affect Ambac’s irrevocable obligation to pay insurance claims in connection with the Insurance Policies.
22.The Parties intend this Agreement to be a final and complete resolution of all disputes asserted or which could be asserted by one another with respect to the Released Claims. The Parties agree that the amount paid and the other terms of this Agreement were negotiated at arm’s-length in good faith by the Parties and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.
23.This Agreement may not be modified or amended, nor may any of its provisions be waived, except by a writing signed by the Parties.
24.The headings herein are used for the purpose of convenience only and are not meant to have legal effect.
25.The waiver by one Party of any breach of this Agreement by the other Party shall not be deemed a waiver of any other prior or subsequent breach of this Agreement.
26.The Parties acknowledge that they have not executed this Agreement in reliance on any promise, representation, or warranty made prior to the execution hereof.

27.This Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Facsimile and .pdf signatures shall have the same force and effect as original signatures.
28.This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, successors, executors, heirs and assigns. No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party, and any purported assignment or delegation without such prior written consent shall be null and void. Each of the NCCI Released Parties and the Ambac Released Parties shall be a third-party beneficiary of this Agreement with the right to directly enforce the releases in Section 4 of this Agreement. No other Person shall have any third-party beneficiary or other rights under this Agreement or have any right to sue under or directly enforce this Agreement.
29.The construction, interpretation, operation, effect and validity of this Agreement, and all documents necessary to effectuate it, shall be governed by the Laws of the State of New York, without giving effect to its conflict-of-law rules.
30.Should there be a dispute between the Parties concerning any of the terms contained within this Agreement, the Parties agree that the Honorable Layn Phillips shall (if agreeable to him) mediate the issue. Failing resolution via such mediation within 45 days after identification of a dispute, the Parties shall be deemed to have submitted to the exclusive jurisdiction of the U.S. Federal or New York State courts in New York County with respect to any disputes relating to this Agreement. Each side shall bear its own fees, costs, and expenses (including, without limitation, attorneys’ fees) in connection with any dispute relating to this Agreement.
31.This Agreement shall not be construed more strictly against one Party than the other merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s-length negotiations between the Parties, and both Parties have contributed substantially and materially to the preparation of this Agreement.
32.Each Party shall be responsible for its own fees, costs, and expenses (including, without limitation, attorneys’ fees) in connection with the Action, this Agreement and other matters referred to herein.
33.All notices or demands given or made by one Party to the other Party relating to this Agreement shall be in writing and either personally served or sent by overnight delivery service (and, in either such case, with a copy by electronic mail transmission), or by electronic mail transmission, and shall be deemed to be given for purposes of this Agreement on the earlier of the date of actual receipt or three (3) days after personal delivery or the deposit thereof with the overnight delivery service (if sent in such manner) or the electronic transmission of the message. Unless a different or additional address for subsequent notices is specified in a notice provided in accordance with this Section, such notices or demands shall be sent as follows:
If to NCCI:
Nancy Prahofer
Nomura Holding America Inc.

309 West 49th Street
New York, New York 10019
Email: nancy.prahofer@nomura.com

With a copy to:

Matthew Craner
Shearman & Sterling LLP
599 Lexington Ave
New York, NY 10022
Email: matthew.craner@shearman.com

If to Ambac:

General Counsel
Ambac Assurance Corporation
One World Trade Center, 41st Floor
New York, New York 10007
Email: legalnotices@ambac.com

With a copy to:

Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036
Attention: Peter W. Tomlinson and Alex Shapiro
Email: pwtomlinson@pbwt.com
Email: ashapiro@pbwt.com

Remainder of this page is intentionally left blank – signatures follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

AMBAC ASSURANCE CORPORATION

By: ___/s/ Stephen M. Ksenak
Name: Stephen M. Ksenak
Title: General Counsel

NOMURA CREDIT & CAPITAL, INC.

By: /s/ Juliet Buck
Name: Juliet Buck
Title: Chief Executive Officer

EXHIBIT A
SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

AMBAC ASSURANCE CORPORATION and THE SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION, Plaintiffs, - against – NOMURA CREDIT & CAPITAL, INC. and NOMURA HOLDING AMERICA INC., Defendants.	Index No. 651359/2013 IAS Part 60 Hon. Melissa A. Crane STIPULATION OF DISCONTINUANCE WITH PREJUDICE

IT IS HEREBY STIPULATED AND AGREED, by and between the undersigned attorneys for the parties, that this action is hereby voluntarily discontinued in its entirety with prejudice pursuant to CPLR 3217(a)(2) and that no party is an infant, incompetent person for whom a committee has been appointed or conservatee and no person not a party has an interest in the subject matter of this action. This stipulation may be filed with the Clerk of the Court without further notice.
Each party shall bear its own costs and attorneys’ fees.
STIPULATED AND AGREED:
Dated:     New York, New York
[Date]

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PATTERSON BELKNAP WEBB & TYLER LLP By: /s Peter W. Tomlinson Peter W. Tomlinson Jason Vitullo 1133 Avenue of the Americas New York, New York 10036 (212) 336-2000 Counsel for Plaintiff Ambac Assurance Corp.
SHEARMAN & STERLING LLP
By: /s Matthew L. Craner
Matthew L. Craner
Jeffrey D. Hoschander
Daniel Kahn
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

Counsel for Defendant Nomura Credit & Capital, Inc.

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